FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-68832


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 14, 2001


                              XYBERNAUT CORPORATION
                     common stock, par value $0.01 per share

                            ------------------------

          This prospectus supplement supplements our original prospectus dated November 14, 2001 relating to the resale by certain selling stockholders of up to 1,895,364 shares of our common stock, par value $0.01 per share, which shares may be offered and sold from time to time by the selling stockholders pursuant to the original prospectus. We will receive no part of the proceeds from any of the sales of these shares. The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect a change in the exercise price of certain warrants issued to a selling stockholder. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.


          The date of this prospectus supplement is November 29, 2001.

                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-68832


                              SELLING STOCKHOLDERS


          The "Selling Stockholders" section of the prospectus is hereby amended and supplemented as follows:

          On page 10 of the prospectus, the following sentence shall be added after the first sentence of the second paragraph thereon:

          " The warrants are currently exercisable at $1.70 per share."

          Except as set forth in this prospectus supplement there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


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